UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2008

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5               Corporate Governance and Management

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 4, 2008, the Board of Directors of AVI BioPharma, Inc. (the “Company”) approved and adopted the amendment and restatement of the Company’s Bylaws (the “Bylaws” and, as amended and restated, the “Restated Bylaws”).

The Bylaws were amended and restated to implement the following primary changes, among others:

(1) The Restated Bylaws require notice for a special meeting be provided no less than 10 nor more than 60 days prior to the meeting, compared to no less than 10 nor more than 50 days in the Bylaws.

(2) Under the Restated Bylaws, the record date for the purpose of determining shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, or to vote or to take any other action, must be not more than 70 days before the meeting or action requiring such determination. Under the Bylaws, the record date was 30 days prior to the date on which the particular action was to be taken.

(3) The Restated Bylaws provide that the annual meeting of the Board of Directors will be held without notice immediately after, and at the same place, as the annual meeting of the shareholders.  The Bylaws previously provided that the annual meeting be held in April of each year.

(4) Vacancies on the Board of Directors will be filled by the shareholders, the Board of Directors, or the affirmative vote of a majority of the remaining directors under the Restated Bylaws, as opposed to being filled solely by the Board of Directors under the Bylaws.

(5) The Restated Bylaws contain a specific provision stating that directors may be paid their expenses of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, or a stated salary as a director.  The Bylaws contained no such provision.

(6) Director conflict of interest provisions are included in the Restated Bylaws, and generally define the forms of transactions which are considered a “conflict of interest” and when such a conflict of interest will invalidate an action.  There was no comparable provision in the Bylaws.

(7) The Restated Bylaws specifically provide that the salaries of the officers shall be fixed from time to time by the Board of Directors.  The Bylaws contained no such provision.

(8) Under the Restated Bylaws, the members of the executive committee of the Board of Directors are entitled to reasonable fees as compensation for attendance at meetings of the executive committee.  The Bylaws did not contain a comparable provision expressly providing for such compensation.

(9) The Bylaws included a provision for the reimbursement to the Company by directors and officers of any payment made to them which was disallowed as a deductible expense by the Internal Revenue Service.  The Restated Bylaws contain no comparable provision.

(10) The Bylaws could be altered, amended, or repealed by a two-thirds affirmative vote of the directors or by shareholders owning two-thirds of the shares entitled to vote, at any regular or special meeting.  The Restated Bylaws may be altered, amended, or repealed and new bylaws adopted by the Board of Directors at any regular or special meeting, subject to repeal of change by action of the shareholders of the Company, with the voting percentages stated in the Restated Bylaws.

(11) The Restated Bylaws include a provision expressly providing that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company will be uncertificated shares.

(12) The Restated Bylaws provide that, for all annual meetings held on or after June 1, 2008, shareholders may nominate one or more persons for election as directors at the annual meeting of shareholders or propose business to be brought before the annual meeting of shareholders, or both, only if (i) such business is a proper matter for shareholder action under the Oregon Business Corporation Act and (ii) the shareholder has given timely notice in proper written form of such shareholder’s intent to make such nomination or nominations or to propose such business.  Subject to certain exceptions specified in the Restated Bylaws, the Restated Bylaws provide that to be timely, a shareholder’s notice relating to the annual meeting must be delivered to the Company’s Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders.  The Restated Bylaws include further procedural requirements that must be satisfied in order for shareholders to nominate directors or bring business before an annual meeting, and the chairman of a meeting of shareholders may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the specified procedures.  The Bylaws did not contain a comparable provision.

The foregoing is a summary description of the amendments to the Bylaws which does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws and the Restated Bylaws.  A copy of the Restated Bylaws is filed as Exhibit 3.5 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

(d)     Exhibits

3.5           First Restated Bylaws of AVI BioPharma, Inc.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on February 7, 2008.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer (Principal Operating Officer)

EXHIBIT INDEX

Exhibit	Description

Exhibit 3.5	First Restated Bylaws of AVI BioPharma, Inc.